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                                                                    EXHIBIT 10.1

                             DATED 11 NOVEMBER 1999

                        WORLDPORT COMMUNICATIONS INC.(1)

                        WORLDPORT INTERNATIONAL INC.(2)

                                 ENERGIS PLC(3)

             ------------------------------------------------------

                                   AGREEMENT
                    FOR THE SALE AND PURCHASE OF THE ISSUED
                                SHARE CAPITAL OF
                  WORLDPORT COMMUNICATIONS EUROPE HOLDING B.V.
                                      AND
                        WORLDPORT COMMUNICATIONS LIMITED
                                      AND
                          FOR THE SALE AND PURCHASE OF
                     DMS GSP INTERNATIONAL GATEWAY SWITCHES

             ------------------------------------------------------

                                    RAKISONS
                                   SOLICITORS
                                 CLEMENTS HOUSE
                              14/18 GRESHAM STREET
                                LONDON EC2V 7JE

                            TEL: +44 (0)171 367 8000
                            FAX: +44 (0)171 367 8001
                        E-MAIL: RAKISONS@RAKISONS.CO.UK

                          REF: MCT/RCH/ML/W0789002034
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                               TABLE OF CONTENTS

Introduction.....................................................   3
Operative Provisions.............................................   3
  1  Definitions.................................................   3
  2  Delivery at Signing.........................................   7
  3  Conditions Precedent........................................   8
  4  Agreement for Sale..........................................  10
  5  Purchase Consideration......................................  10
  6  Completion..................................................  10
  7  Adjustments to Purchase Consideration.......................  11
  8  Covenants of WCEH and WorldPort.............................  13
  9  Warranties by the Vendor....................................  14
 10  Y2K.........................................................  17
 11  Assignment and Successions..................................  17
 12  Termination.................................................  18
 13  Announcements...............................................  18
 14  Information.................................................  18
 15  Costs.......................................................  19
 16  Time of Essence.............................................  19
 17  Communications..............................................  19
 18  Confidentiality.............................................  19
 19  Invalidity..................................................  19
 20  Counterparts................................................  20
 21  Proper Law..................................................  20

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DATED:  11 NOVEMBER 1999

PARTIES:

     (1) WORLDPORT COMMUNICATIONS INC. incorporated in the State of Delaware whose principal executive offices are at 1825 Barrett Lakes Boulevarde, Suite 1000 Kennesaw, Georgia 30144, United States of America ("WORLDPORT");

     (2) WORLDPORT INTERNATIONAL INC. incorporated in the State of Delaware whose principal executive offices are at 1825 Barrett Lakes Boulevarde, Suite 1000 Kennesaw, Georgia 30144, United States of America ("VENDOR"); and

     (3) ENERGIS PLC with Company number 3438871 whose registered office is at Carmelite, 50 Victoria Embankment, London EC4Y 0DE ("PURCHASER")

INTRODUCTION

     (A) WorldPort International Inc. is wholly owned by WorldPort Communications Inc.

     (B) WorldPort International Inc has agreed to dispose of its holding of shares in WorldPort Communications Europe Holding BV to the Purchaser on the terms of this agreement.

     (C) Simultaneously with the disposal of the shares in WorldPort Communications Europe Holding BV, WorldPort has agreed to dispose to the Purchaser its holding of shares in WorldPort Communications Limited and to dispose of its interest in DMS GSP international gateway switches to UCS the U.S. subsidiary of the Purchaser.

OPERATIVE PROVISIONS

     1 Definitions

     1.1 In this agreement, including the Schedules, the following words and expressions have the meanings stated, unless they are inconsistent with the context:

"ADDITIONAL INDEBTEDNESS"    the aggregate of the amounts incurred in accordance
                             with clause 3.5(d) (including accrued interest) between the date of signing of this agreement and Completion

"ASSOCIATE"                  any subsidiary or holding company of WCEH, and any
                             other subsidiary of any holding company of WCEH, "holding company" having the same meaning as in CA sec. 736 and for this purpose a company is controlled by one or more persons if he or they can exercise more than fifty per cent of the voting rights in it

"ASSUMED DEBT"               the sum of interest bearing liabilities including
                             financial leases excluding the Indebtedness and less cash and cash equivalent as at the Management
                             Accounts Date, being as set out in Schedule 9

"ASSUMED DEBT SCHEDULE"      Schedule 9 of this Agreement providing details of
                             the Assumed Debt

"BANKERS TRUST PLEDGES"      the pledges granted by WCEH in favour of Bankers
                             Trust as set out in Schedule 8, together with any other Encumbrances affecting the Shares or the assets of WCEH, the shares or assets of the Subsidiary or WCL or the Switch (as defined in the Switch Agreement)

"CA"                         Companies Act 1985

"CERTIFICATES"               the certificates in the agreed form to be delivered
                             by WorldPort and the Vendor as at the date of this Agreement and at Completion to the Purchaser

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"COMPANIES ACTS"             CA, the former Companies Acts (within the meaning
                             of CA sec. 735(1)) and the Companies Act 1989

"THE COMPANY"                WCEH

"COMPLETION"                 completion of the purchase of the Shares in
                             accordance with clause 6

"COMPLETION ACCOUNTS"        the audited combined balance sheet of WCEH and the
                             Subsidiary as at the Completion Date and the audited combined profit and loss account of WCEH and the Subsidiary for the period from the Last
                             Accounts Date to Completion prepared on the basis described in clause 7

"COMPLETION BALANCE SHEET"   the combined balance sheet of WCEH and the
                             Subsidiary prepared from the Completion Accounts in accordance with clause 7 and adjusted in accordance with clause 7

"COMPLETION DATE"            subject to clause 10.2, the date five business days
                             after the satisfaction of the conditions set out in clause 3 (or if such date falls between 31 December
                             1999 and 14 January 2000, 15 January 2000) or such other date as may be agreed between the parties

"CONSIDERATION"              the consideration specified in clause 5 as adjusted
                             in accordance with clause 5.4 and clause 7

"DATA ROOM"                  the room located at the premises of WCEH at K.P.
                             van der Mandelelaan 130, 3062 MB Rotterdam, The
                             Netherlands in which documentation in relation to WCEH and the Subsidiary has been made available to the Purchaser for the purpose of its due diligence activities

"DATA ROOM DISCLOSURE LIST"  the list of documents reviewed by the Purchaser in relation to the Data Room in the agreed form as attached to the Disclosure Letter

"DUTCH GAAP"                 Dutch Generally Accepted Accounting Principles

"ENCUMBRANCE"                includes any mortgage, charge, pledge
                             hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or other security, preferential right or agreement to confer security, or restriction

"GLOBAL CROSSING NOVATION
  AGREEMENT"                 the agreement in the agreed form to be entered into
                             on or prior to Completion as set out in Annex IV

"INDEBTEDNESS"               the inter-company debts owed by WCEH and the
                             Subsidiary as at 30 September 1999 being as set out in Schedule 4

"INTELLECTUAL PROPERTY
RIGHTS" means patents, trade marks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable), know-how, inventions, formulae, confidential or secret processes and information, rights in computer software, and any other protected rights and assets, and any licenses and permissions in connection with the foregoing

"LAST ACCOUNTS"              the balance sheet, as at the Last Accounts Date,
                             and profit and loss account for the year ended on the Last Accounts Date of each of WCEH and the Subsidiary in the agreed form as set out in
                             Schedule 11

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"LAST ACCOUNTS DATE"         31 December 1998 (being the date to which the Last
                             Accounts were prepared)

"LONGSTOP DATE"              subject to clause 3.7, 31 January 2000 (or such
                             other date as may be agreed in writing by the Vendor and the Purchaser)

"MANAGEMENT ACCOUNTS"        the unaudited balance sheet and profit and loss
                             accounts for the nine month period ended on and as at the Management Accounts Date for WCEH and the Subsidiary in the agreed form as set out in
                             Schedule 13

"MANAGEMENT ACCOUNTS DATE"   30 September 1999

"MINORITY SHAREHOLDER"       the shareholder who holds 60 shares of NLG 100
                             each, being 15% of the issued share capital of WCEH, whose name is set out in part A of Schedule 4

"NET ASSETS"                 the aggregate of the share capital plus reserves
                             for WCEH and the Subsidiary

"THE NET ASSETS SCHEDULE"    Schedule 10 of this Agreement providing details of
                             the Net Assets as at the Management Accounts Date

"NET ASSETS STATEMENT"       the statement referred to in clause 7

"PURCHASER'S AUDITORS"       PriceWaterhouseCoopers of 1 Embankment Place,
                             London WC2N 6NN

"PROPERTIES"                 the properties in the name of WCEH, set out in
                             Schedule 3

"SEC"                        the US Securities and Exchange Commission

"SHAREHOLDER LOAN"           the loan to be repaid to the Minority Shareholder
                             at Completion, the amount owing as at the Management Accounts Date, being as set out in part
                             A of Schedule 4

"SHAREHOLDER PROXIES"        the proxies referred to in clause 2.1(a)

"SHARES" 340 shares of NLG 100 each, being 85% of the issued share capital of WCEH

"SUBSIDIARY"                 EnerTel N.V.

"TAXATION"                   all forms of taxation, duties and levies whatsoever
                             and whenever imposed, whether by governmental or other authority and whether of the USA, the Netherlands, the United Kingdom or elsewhere, and (without limitation) includes:

                             (a) income tax, corporation tax, capital gains tax, inheritance tax, stamp duty, capital duty, value added tax, transfer tax, sales tax, customs and other import duties and national insurance contributions and any payment whatsoever which WCEH or the Subsidiary may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes, duties or levies supplementing or replacing any of the above;

                             (b) all interest, fines and penalties incidental, or relating, to any such taxation, duties or levies, whatsoever

"UK SWITCH AGREEMENT"        the agreement in the agreed form of even date made
                             between WorldPort and WCL for the sale and purchase of the Nortel 250 Switch as set out in Annex III

"UCS"                        Unisource Carrier Services USA. Inc.

"US SWITCH AGREEMENT"        the agreement in the agreed form of even date made
                             between WorldPort and UCS whereby WorldPort agrees to sell its interest in the US Switches and the Contracts (each as defined in the US Switch
                             Agreement) as set out in Annex II

"VENDOR'S AUDITORS"          Arthur Andersen of Prof. W.H. Keesomlaan 8, 1183 DJ
                             Amstelveen, Postbus 75381, 1070 Amsterdam

"VENDOR'S SOLICITORS"        Rakisons, Clements House, 14/18 Gresham Street,
                             London EC2V 7JE

"WARRANTY CLAIM"             a claim made by the Purchaser for breach of any of
                             the WCEH Warranties

"WCEH" WorldPort Communications Europe Holding B.V. having its statutory seat in Rotterdam, The Netherlands

"WCEH AUDITORS"              Arthur Andersen of Prof. W.H. Keesomlaan 8, 1183 DJ
                             Amstelveen, Postbus 75381, 1070 Amsterdam

"WCEH CONTRACTS"             the contracts set out in Schedule 5 to be assigned
                             or novated by WorldPort to WCEH prior to Completion

"WCEH DISCLOSURE LETTER"     the disclosure letter, of today's date, from the
                             Vendor and WorldPort to the Purchaser

"WCEH WARRANTIES"            the warranties of the Vendor and WorldPort in
                             respect of the sale of the Shares set out in
                             Schedule 2

"WCL"                        WorldPort Communications Limited

"WCL SHARE AGREEMENT"        the agreement of even date made between WorldPort
                             and the Purchaser whereby WorldPort agrees to sell the entire issued share capital of WCL as set out in Annex I

"YEAR 2000 COMPLIANT"        neither the performance nor the functionality of
                             the assets when in normal use will be materially impaired by the advent of the Year 2000 and in particular:

                             (a) Year 2000 Compliant shall mean that no value
                                 for current date will cause any interruption or error in the operation of the assets;

                             (b) all manipulations of time-related data by the
                                 assets will produce the desired results for all valid date values prior to, through and beyond the Year 2000;

                             (c) date elements in these products (including
                                 interfaces and data storage) will permit specifying the century to eliminate date ambiguity without human intervention including leap year calculations; and

                             (d) where any data element is represented without a
                                 century, the correct century shall be
                                 unambiguous for all manipulations involving that element

     1.2 Unless it is inconsistent with the context a reference to a statutory provision includes a reference to:

          (a) any statutory amendment, modification, consolidation or re-enactment (whether before or after the date of this agreement);

          (b) any statutory instruments or subordinate legislation or orders made pursuant to the statutory provision;

          (c) statutory provisions of which the statutory provision is an amendment, modification, consolidation or re-enactment;

     but does not include a substituted provision.

     1.3 References to WCEH shall be deemed to extend both to WCEH and the Subsidiary to the effect that each of the WCEH Warranties shall be deemed to be repeated (save where the context otherwise requires) in respect of the Subsidiary as if the expression "WCEH" has been replaced by the name of the Subsidiary throughout.

     1.4 Words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and vice versa.

     1.5 Unless otherwise stated, a reference to a clause, sub-clause or
Schedule is a reference to a clause or sub-clause of, or Schedule to, this agreement.

     1.6 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

     1.7 Each reference to a statutory provision or to UK accounting principles or standards shall be construed as the equivalent statutory provision or accounting principles or standards under the laws of the Netherlands where the context requires.

     1.8 References to Dollars ($) herein shall mean U.S. Dollars.

     1.9 References to documents "in the agreed form" are to documents in terms agreed between the parties and signed (for the purposes of identification only) by the parties or the Vendor's Solicitors and the Purchaser's Solicitors.

     2 DELIVERY AT SIGNING

     2.1 Immediately upon signing this Agreement, WorldPort and the Vendor will deliver to the Purchaser the following:

          (a) the Shareholder Proxies;

          (b) a duly executed copy of the US Switch Agreement and the WCL Share Agreement;

          (c) legal opinion, in the agreed terms from D'Ancona and Pflaum LLC in respect of this Agreement;

          (d) the Certificates as set out in Schedule 12 part A; and

          (e) a certified extract of the share register of WorldPort indicating the share ownership of each shareholder of WorldPort that has executed a Shareholder Proxy and the Purchaser will enter into, with the Minority Shareholder, the agreement referred to in clause 3.1(e).

     2.2 WorldPort and the Vendor confirm to the Purchaser receipt by them of an opinion in the agreed form from Salomon Smith Barney confirming the fairness of the Consideration referred to in this Agreement.

     2.3 WorldPort undertakes to the Purchaser to include in the information statement (referred to in clause 3.1(d)) a statement regarding confirmation of the fairness, from a financial point of view, of the Consideration referred to in this Agreement.

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     3 CONDITIONS PRECEDENT

     3.1 This agreement shall be subject to the fulfilment at or prior to the Completion Date of each of the following conditions:

          (a) the transactions contemplated by this Agreement having been approved and adopted by the requisite action of the shareholders of WorldPort in accordance with the certificate of incorporation and by-laws of WorldPort and applicable Delaware law;

          (b) the Vendor having entered into the US Switch Agreement with UCS;

          (c) WorldPort having entered into the WCL Share Agreement with the Purchaser;

          (d) the preparation and due distribution by WorldPort to its shareholders of an information statement in accordance with the rules and regulations of the SEC and the expiration of the waiting period required by applicable SEC rule; and

          (e) the Minority Shareholder having entered into an agreement with the Purchaser agreeing to sell to the Purchaser the 15% of the issued share capital of WCEH held by it;

     and none of the agreements referred to in (b) or (c) or (e) having been terminated.

     The Vendor shall notify the Purchaser immediately on becoming aware of anything which will or may prevent any of the conditions in this clause 3.1 from being satisfied by the Longstop Date.

     The Purchaser may, at its discretion, waive any of the above conditions other than in paragraph (a) and (d) above.

     3.2 The obligations of the Vendor to complete the transactions contemplated is subject to the fulfilment of all of the following conditions on or prior to the Completion Date:

          (a) all obligations of the Purchaser to be performed under this agreement through, and including on, the Completion Date shall have been performed in all material respects;

          (b) the Purchaser shall have made the deliveries contemplated in clause 6.5 hereof;

          (c) no litigation proceedings having been commenced which is reasonably likely to have a material adverse effect on the Vendor's or WorldPort's anticipated benefits under this Agreement.

     3.3 The obligations of the Purchaser to complete the transactions contemplated is subject to the fulfilment of all of the following conditions on or prior to the Completion Date:

          (a) each and every warranty made by the Vendor and WorldPort shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as at the Completion Date except to the extent that such warranties are not true and correct in all material respects as a result of:

             (i) except for paragraph 7.3 of Schedule 2, an event or occurrence outside the control of the Vendor or WorldPort occurring during the period from the execution of this Agreement until the Completion Date;

             (ii) any act or omission of the Purchaser during the period from the execution of this Agreement until the Completion Date;

             (iii) any action taken by WCEH or the Subsidiary in the ordinary course of business during the period from the execution of this Agreement until the Completion Date;

          (b) all obligations of the Vendor to be performed under this agreement through, and including on, the Completion Date shall have been performed in all material respects;

          (c) the Vendor and WorldPort shall have made the deliveries contemplated in clause 6.2 hereof;

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

          (d) the relevant notification having been filed in respect of this agreement and the expiration of the waiting period required by applicable SEC rule; and

          (e) no litigation proceedings having been commenced which is reasonably likely to have a material adverse effect on the Purchaser's anticipated benefits under this Agreement.

     3.4 The parties shall use reasonable efforts to satisfy or procure the satisfaction of the conditions set out in this clause 3 as soon as possible and in any event by the Longstop Date and the Vendor and WorldPort shall use reasonable endeavours to:

          (a) make the filing with the SEC referred to in clause 3.1(d) within 7 business days of the date of execution of this agreement; and

          (b) despatch an information statement to shareholders in respect of the SEC filing within 65 days of the date of execution of this agreement.

     3.5 The Vendor shall ensure that between the date of this agreement and the Completion Date (both dates inclusive):

          (a) WCEH and the Subsidiary shall each carry on the business of WCEH and the Subsidiary, respectively, in the ordinary course;

          (b) neither WCEH nor the Subsidiary shall declare or pay any dividend;

          (c) WCEH and the Subsidiary shall not enter into any contract or commitment of an unusual nature or which is not in the ordinary course of trading or which provides for total annual expenditure in excess of $250,000;

          (d) WCEH and the Subsidiary shall not assume or incur or agree to assume or incur any capital commitment or any debt, obligation or liability:

             (i) outside the ordinary course of trading; or

             (ii) within the ordinary course of trading in excess of $6 million in aggregate;

          (e) the Purchaser will be entitled to convene meetings jointly with WCEH and/or the Subsidiary with customers relating to marketing and communications regarding WCEH and the Subsidiary;

          (f) the Purchaser will be entitled to convene a meeting of employees of WCEH and the Subsidiary or their representatives to explain the transactions and any proposed plan of the Purchaser insofar as it relates to those employees; and

          (g) the Purchaser shall be entitled to nominate such person from time to time who shall be entitled to attend as an observer at all board meetings of WCEH and the Subsidiary and to receive the same information as is provided to directors of WCEH and the Subsidiary.

     For the purposes of this clause 3.5 the Purchaser acknowledges that neither the Vendor nor WorldPort shall be under any obligation whatsoever to provide further financing to WCEH or the Subsidiary from the date of this agreement to the Completion Date and the expression "ordinary course of trading" shall be construed accordingly.

     3.6 The Purchaser shall have the right, subject to the consent of the Vendor including as to the terms (such consent not to be unreasonably withheld) during the period from the date of this agreement until the Completion Date to require WCEH and/or the Subsidiary to lease or borrow assets from it (or any Associate of the Purchaser) on arm's length terms.

     3.7 The Longstop Date may be extended in the following circumstances:

          (a) to a date no later than 28 February 2000, by either the Vendor or the Purchaser giving written notice to the other on or as before 31 January 2000 and, in such case, WorldPort shall be obliged to extend the period of certain mutually agreed insurance arrangements to at least 28 February 2000;

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

          (b) if extended pursuant to (a) above, to a date of no later than 31 March 2000 by the Vendor giving notice to the Purchaser on or before 28 February 2000 provided that the only reason for Completion not having occurred by 28 February 2000 is that the SEC shall, despite WorldPort and the Vendor having used all reasonable efforts to despatch the information statement (as referred to in Clause 3.4 (b)), not have permitted such information statement to be despatched in sufficient time and, in such case, WorldPort shall be obliged to extend the period of the insurance arrangements referred to in (a) above to at least 30 March 2000.

     4 AGREEMENT FOR SALE

     4.1 Subject to the terms and conditions of this agreement, the Vendor shall sell and transfer with full title guarantee and the Purchaser shall purchase the Shares with all rights attaching to them, with effect from the Completion Date.

     4.2 The Vendor waives any pre-emption rights it may have in relation to any of the Shares, whether under the articles of association of WCEH or otherwise.

     5 PURCHASE CONSIDERATION

     5.1 The Consideration for the Shares shall (subject to adjustment as provided in clauses 5.4 and 7) be the sum of $366,019,100 which shall be paid in cash at Completion in accordance with the provisions of clause 6.5.

     5.2 On Completion the Purchaser shall procure the repayment of the Indebtedness.

     5.3 In acquiring the Shares for the consideration specified in clause 5.1 and the shares held by the Minority Shareholder, the Purchaser acknowledges that WCEH remains liable for the Assumed Debt.

     5.4 To the extent that any Additional Indebtedness has been incurred and remains outstanding as at the Completion Date then in such circumstances the sum to be paid for the Shares in clause 5.1 shall be reduced by that amount on a $ for $ basis and the relevant amount shall be repaid at Completion.

     5.5 Schedule 15 sets out the calculation of the various payments to be made pursuant to this Agreement.

     5.6 Schedule 16 sets out the calculation of the Consideration to the Vendor pursuant to this Agreement.

     6 COMPLETION

     6.1 Completion shall take place at the offices of the Vendor's Solicitors on or before the Longstop Date, when the following provisions of this clause shall apply.

     6.2 The Vendor or WorldPort (as the case may be) shall:

          (a) effect the transfer of the Shares by passing a deed of transfer (in the form attached as Schedule 6) to be executed before one of the civil law notaries of De Brauw Blackstone Westbroek NV such transfer to be acknowledged by WCEH;

          (b) following the transfer of the Shares deliver to the Purchaser the shareholder's register of WCEH in which the transfer of the Shares is validly registered;

          (c) complete the WCL Share Agreement;

          (d) complete the US Switch Agreement;

          (e) complete the UK Switch Agreement;

          (f) deliver to the Purchaser the duly executed Global Crossing Novation Agreement and to the Subsidiary duly executed novation agreements in similar form relating to contracts with Star Telecommunications, Inc. and Viatel, Inc.;

          (g) deliver to the Purchaser releases, in the agreed form, in respect of the Bankers Trust Pledges and any other pledges in respect of the Indebtedness executed as necessary before one of the civil law notaries of De Brauw Blackstone Westbroek NV;
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

          (h) deliver to the Purchaser resignations, in the agreed form, of the outgoing directors, secretary and auditors as required by the Purchaser;

          (i) deliver to the Purchaser the discharge of the Indebtedness in the agreed form;

          (j) deliver the Certificates in the form set out in Schedule 12 part B; and

          (k) deliver to the Purchaser legal opinions in the agreed form from D'Ancona & Pflaum LLC and De Brauw Blackstone Westbroek NV in respect of the Completion of this Agreement.

     6.3 There shall be delivered or made available to the Purchaser:

          (a) the statutory books, books of account and documents of record of WCEH and the Subsidiary, and their respective certificates of incorporation and common seals; and

          (b) all the current cheque books of WCEH and the Subsidiary, together with current statements of all its bank accounts with a reconciliation to Completion.

     6.4 Shareholder resolutions of WCEH and the Subsidiary shall be passed at which:

          (a) such persons as the Purchaser nominates are appointed additional directors; and

          (b) the transfers of the Shares referred to in clause 6.2(a) and of the shares to be transferred pursuant to the agreement referred to in clause 3.1 (e) are approved.

     6.5 At Completion the Purchaser shall:

          (a) transfer by telegraphic transfer the following amounts:

             (i) $140,352,000 plus accrued interest through to the Completion Date to the account of Bankers Trust, being the amount required to discharge the Bankers Trust Pledges;

             (ii) $117,759,300 and NLG 4,878,934, plus accrued interest through to the Completion Date to the account of WorldPort, being the amounts required to discharge the Indebtedness owed by each of WCEH and the Subsidiary;

             (iii) $415,365 plus accrued interest through to the Completion Date to the account of Global Crossing, being the amount due and payable under the Global Crossing contract;

             (iv) $6,290,000 to the account of Salomon Smith Barney Inc;

             (v) $7,000,000 to the account of American International Companies; and

             (vi) $181,961,835 (less any accrued interest paid under clauses
        (i), (ii) and (iii) above and less any amount caused by the reduction pursuant to clause 5.4 as mentioned below being the remaining Consideration for the Shares;

           and the amount of the Additional Indebtedness referred to in clause
           5.4 shall be repaid.

        For the purposes of any payments made under this clause all amounts will be denominated in the currency in which they are due and, for the avoidance of doubt, the Consideration will be calculated on the basis of the closing exchange rates on 10 November 1999;

          (b) complete the WCL Share Agreement; and

          (c) complete the US Switch Agreement.

     6.6 The Purchaser shall not be required to complete this Agreement unless at the same time the Minority Shareholder completes the agreement referred to in clause 3.1(e) and the WCL Share Agreement is completed.

     7 ADJUSTMENTS TO PURCHASE CONSIDERATION

     7.1 The parties shall procure, as soon as practicable and in any event within 60 days after Completion, the preparation of the Completion Accounts, which shall be prepared by WCEH, subject to this clause 7, on
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

the basis of accounting standards generally accepted in the Netherlands and audited by WCEH's Auditors to a standard to be agreed between WCEH's Auditors and the Purchaser's Auditors. The cost of the audit shall be paid as to one half by the Vendor and as to the other half by the Purchaser.

     7.2 The parties shall disclose to WCEH's Auditors and the Purchaser's Auditors all information relevant for the purposes of preparing the Completion Accounts.

     7.3 The parties shall instruct WCEH, the WCEH Auditors and the Purchaser's Auditors to prepare the Net Assets Statement from the Completion Accounts and to deliver to the Vendor and the Purchaser copies of the Completion Accounts and Completion Balance Sheet and of their calculation of any adjustments required by this clause within 14 days of the preparation of the Completion Accounts.

     7.4 The basis of preparing the Completion Balance Sheet is as set out below:

          (a) except as stated in (c) below in accordance with Dutch GAAP;

          (b) they are to comprise individual balance sheets for WCEH and the Subsidiary in a similar format to the Management Accounts in Schedule 13, together with statements of assets and liabilities for the US Switch (as defined in the US Switch Agreement) and the UK Switch (as defined in the UK Switch Agreement). A statement of Net Assets will be aggregated in a similar form to Schedule 10;

          (c) the Completion Accounts shall:

             (i) not treat as an asset any prepayments which will not give rise to a benefit to the business of either WCEH or the Subsidiary;

             (ii) exclude any deferred tax assets of WCEH and the Subsidiary;

             (iii) exclude depreciation and amortisation charged to the profit and loss account from the Management Accounts Date to the date of Completion;

             (iv) be prepared to present the individual balance sheets and statements of assets and liabilities on the basis immediately before the following specified events which are expected to occur before or at
        Completion:

                (a) the transfer of the UK Switch pursuant to the UK Switch Agreement;

                (b) the repayment of the Indebtedness.

     7.5 It is anticipated that the value of the Net Assets as at Completion will be a negative figure. To the extent that the value of such Net Assets is:

          (a) a negative figure which is greater than NLG47,748,000, the Vendor will repay to the Purchaser the amount by which this negative figure is greater than NLG47,748,000 and the Consideration shall be reduced by the amount of that repayment provided that the amount of the repayment shall not exceed $20,000,000; and

          (b) a negative figure which is less than NLG47,748,000, the Purchaser will pay to the Vendor the amount by which this negative figure is less than NLG47,748,000 and the Consideration shall be increased by the amount of that payment, provided that the amount of that payment shall not exceed $20,000,000.

     7.6 Each of the parties undertakes to the other to pay the amount of any reduction or increase (as the case may be) to the other in cash within 28 days after delivery to the Vendor and the Purchaser of a copy of the calculation referred to in clause 7.3.

     Any amount due under clause 7.6 of the WCL Share Agreement may be off-set against any amount due under this clause.

     7.7 Disputes with respect to the Completion Accounts or the Completion Balance Sheet or the calculation of the Net Assets Statement or any other matter referred to in this clause 7 shall be referred for final settlement to a firm of chartered accountants, nominated jointly by the Vendor and the Purchaser, or,
                                       12
failing nomination within 14 days after request by either the Vendor or the Purchaser, nominated at the request of either party by the President for the time being of the Institute of Dutch Chartered Accountants. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties. Their fees shall be payable by the Vendor and the Purchaser in such proportions as the firm determines.

     7.8 For the purposes of the Purchaser's review under this clause 7, the Purchaser's Auditors and the Vendor's Auditors attempts to resolve any dispute under this clause 7 and the settlement of any dispute by the independent accountants, the Vendor and the Purchaser shall ensure that the Vendor's Auditors and the Purchaser's Auditors and (if applicable) the independent accountants are promptly given all information, assistance and access to all books of accounts, documents, files and papers which they may reasonably require.

     7.9 Unless otherwise indicated under this agreement, the translations of local currency amounts into US Dollars will be made on the basis of the closing exchange rates on 10 November 1999.

     8 COVENANTS OF WCEH AND WORLDPORT

     8.1 WCEH and WorldPort hereby covenant that during the period between the date of this Agreement and Completion WCEH and the Subsidiary shall use reasonable endeavours to:

          (a) continue negotiations in respect of the seven outstanding local loop lease agreements with the relevant Dutch Regional Electricity companies, being Telecai Utrecht, Palet Kabelcom, ENECO, Casema, Castel, UPC and Cecatel; and

          (b) negotiate the renewal of the interconnection agreement between the Subsidiary and KPN Telecom dated 19 June 1997, which has a term of three years starting 1 July 1997, ending 1 July 2000.

     8.2 Notwithstanding the WCEH Warranties and the disclosures made in the WCEH Disclosure Letter, the Vendor and WorldPort hereby agree to indemnify the Purchaser in respect of any liability of the Purchaser and/or WCEH and/or the Subsidiary (including any costs incurred) in relation to or arising out of any of the following matters:

          (a) the current review by the Dutch Treasury of the pension scheme of the Subsidiary;

          (b) any claim by Mr. Zolfagharpour;

          (c) any Dutch capital duty payable by either WCEH or the Subsidiary in respect of events or transactions occurring on or before Completion;

          (d) any liability of WCEH or the Subsidiary to pay any amount in respect of tax or Social Security Contributions (and any associated interest or penalties) or to pay an amount to an employee, director, ex-employee or ex-director by way of additional salary or otherwise arising out of the expense allowance matter disclosed in the WCEH Disclosure Letter against paragraph 3.1 of Schedule 2.

     provided always that the limitations contained in clauses 9.3, 9.5, 9.7,
9.8 and 9.9 shall apply to the above.

     8.3 On Completion, the employment contract of Mr. Steve Courter shall be transferred by WorldPort to the Subsidiary.

     8.4 WorldPort hereby covenants with the Purchaser that the information statement referred to in Clause 3.4 (b) that shall be distributed to WorldPort shareholders shall comply with all applicable provisions of the US Securities Exchange Act and the related rules and regulations thereunder.

     9 WARRANTIES BY THE VENDOR

     9.1 The Vendor and WorldPort warrant to the Purchaser that, save as set out in the WCEH Disclosure Letter, the WCEH Warranties are accurate in all material respects and as at Completion will be accurate in all material respects except to the extent that such warranties are not accurate in all material respects as at the Completion Date as a result of:

          (a) except for paragraph 7.3 of Schedule 2 an event or occurrence outside the control of the Vendor and/or WorldPort (as the case may be) occurring during the period from the date of this agreement until the Completion Date;

          (b) any act or omission of the Purchaser during the period from the date of this agreement until the Completion Date; and

          (c) any action taken by WCEH or the Subsidiary in the ordinary course of business during the period from the date of this Agreement until the Completion Date.

     9.2 The Vendor and WorldPort warrant to the Purchaser that:

          (a) the execution, delivery and performance of this agreement and all documents executed or to be executed in connection therewith have been duly authorised by all necessary corporate action on behalf of the Vendor and WorldPort. This agreement constitutes, and, as of the Completion Date, all documents executed or to be executed in connection therewith shall constitute, the legal, valid and binding obligation of the Vendor and WorldPort enforceable against them in accordance with its terms;

          (b) other than as stated in this agreement, or in the WCEH Disclosure Letter there is no pledge, lien or other encumbrance on, over or affecting the Shares, the shares of the Subsidiary or the assets of WCEH or the Subsidiary and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made by any person to be entitled to any of the foregoing;

          (c) no consent, approval or other action by any shareholder of WorldPort is required for the consummation of any of the transactions contemplated by this Agreement other than the approval referred to in clause 3.1(a).

     9.3 The Vendor and WorldPort shall not be liable in respect of any claim under the WCEH Warranties unless the Purchaser serves written notice of such claim setting out the nature of the claim and so far as is practicable its estimate of the amount claimed upon the Vendor and/or WorldPort by, in respect of claims in relation to Taxation, not later than the date following the expiry of five full accounting periods following Completion and, in respect of all other claims, by not later than 30 September 2001 provided that the amount payable in respect of the relevant claim is agreed by the Vendor and/or WorldPort within 12 months of the date of such written notice or legal proceedings are instituted in respect of such claim by the due service of process on the Vendor and/or WorldPort by the date falling 12 months after the date of such written notice, unless extended by agreement between the parties.

     9.4 The Vendor and WorldPort shall not be liable in respect of any claim under the WCEH Warranties (except for paragraph 7.3 of Schedule 2) unless the aggregate liability in respect of that claim (which shall include any claims arising out of the same causes or event) and all other claims exceeds $10,000,000 in which case only the excess shall be recoverable.

     9.5 Subject to clause 10.2 the aggregate liability of the Vendor and WorldPort under the WCEH Warranties and the WCL Warranties (as defined in the WCL Share Agreement) shall not (in respect of claims made in the period to 30 September 2000) exceed $150,000,000 and (in respect of claims made thereafter) exceed $100,000,000 (including claims made in the period to 30 September 2000).

     9.6 The Purchaser shall in relation to any loss or liability which may give rise to a claim under this Agreement against the Vendor and WorldPort, discharge its common law duty to use reasonable endeavours to mitigate the loss suffered by it.

     9.7 The Vendor and WorldPort shall not be liable in respect of any claim under the WCEH Warranties in respect of any breach or claim:

          (a) to the extent that such breach or claim would not have arisen but for some voluntary act, omission, transaction or arrangement, which could reasonably have been avoided and which is not required by law, carried out after Completion by or on behalf of all or any of the Purchaser or WCEH and its respective successors in title;

          (b) to the extent that such breach or claim would not have arisen or occurred but for the coming into force of any legislation not in force at Completion but having retrospective effect or by reason of the withdrawal of any extra statutory concession applying at Completion or a change in the application of any extra statutory concession applying at Completion, in each case having retrospective effect;

          (c) to the extent that WCEH recovers against any loss or damage suffered arising out of such breach or claim under the terms of any insurance policy for the time being in force;

          (d) to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which WCEH values its assets or calculates its liabilities or any other change in accounting practice on or after Completion.

     9.8 If the Vendor or WorldPort pays or is due to pay to the Purchaser an amount in respect of any claim under the WCEH Warranties and the Purchaser recovers from a third party any amount in respect of the matter giving rise to that claim, the Purchaser shall (or shall procure that WCEH shall) forthwith repay to or reduce the amount due from the Vendor or WorldPort the sum which represents or would represent a double recovery under such claim less all costs, charges and expenses including Taxation reasonably incurred by the Purchaser in recovering that sum from the third party and any applicable taxation suffered by the Purchaser in respect of that recovery.

     9.9 If any claim is received by the Purchaser or WCEH from a third party in respect of which the Vendor or WorldPort may be or become liable under the WCEH Warranties, the Purchaser shall procure that WCEH shall:

          (a) as soon as reasonably practicable give written notice thereof to the Vendor or (with a copy to the Vendor's Solicitors) specifying the nature of the claim in reasonable detail;

          (b) not make any admission of liability, agreement or compromise to or with any person in relation thereto without the prior written consent of the Vendor or (such consent not to be unreasonably withheld or delayed), provided always that no such prior consent in writing shall be required in circumstances where, in the reasonable opinion of the Purchaser, failure to admit liability or to compromise or settle such claim shall be materially prejudicial to the goodwill or reputation of WCEH or the Purchaser;

          (c) give the Vendor or WorldPort and its professional advisers reasonable access on reasonable notice to the premises and personnel of WCEH and to any relevant documents and records within the possession or control of the Purchaser or WCEH for the purpose of enabling the Vendor or WorldPort to consider the merits of such claim and to take copies thereof (at the expense of the Vendor or WorldPort); and

          (d) take such action as the Vendor or WorldPort may reasonably request to avoid, dispute, resist, appeal or compromise such claim, subject to the Purchaser and WCEH being indemnified to their reasonable satisfaction against all losses, liabilities, costs and expenses which they may suffer or incur by reason of such action including, for the avoidance of doubt, the amount of any third party claim.

     9.10 Where under the provisions of the Taxation statutes or otherwise the Purchaser and/or WCEH is entitled (whether by right of indemnity, reimbursement or any other means) to recover from some other person (not being the Purchaser or WCEH but including, without limitation any Taxation authority) any sum or benefit in respect of any matter giving rise or which may give rise to a claim against the Vendor or WorldPort under the WCEH Warranties, the Purchaser shall (and shall procure that WCEH shall) as soon as reasonably practicable notify the Vendor in writing of such entitlement and at the request of the Vendor or

WorldPort and subject to being indemnified and secured to their reasonable satisfaction against all losses, liabilities, costs and expenses which they may suffer or incur thereby take all appropriate and reasonable steps to enforce recovery at the sole cost of the Vendor or WorldPort including without limitation the issuance of proceedings in the name of WCEH.

     9.11 Any payment by the Vendor or WorldPort pursuant to the WCEH Warranties shall be treated for all purposes by the parties as a reduction in the Consideration.

     9.12 The Purchaser shall only be entitled to recover once for the same loss in respect of two or more breaches of the WCEH Warranties for claims relating to the same subject matter.

     9.13 Where qualified by the knowledge, information, belief or awareness of the Vendor or WorldPort, each Warranty is deemed to include such knowledge, information, belief or awareness held, in respect of the relevant subject matter of such Warranty, by the following senior management individuals:

          Carl Grivner (Chief Executive Officer: WorldPort), John Hanson (Chief Financial Officer: WorldPort), Stephen Courter (Managing Director: the Subsidiary), David Hickey (Managing Director: corporate development: the Subsidiary), Peter Veenman (Vice President Director: the Subsidiary), Malcolm Arnold (Vice President Officer: the Subsidiary) and Jeroen Bulk (Chief Financial Officer: the Subsidiary).

     9.14 The Purchaser acknowledges that, in connection with the WCEH Warranties, it has had the opportunity to review all of the documentation as set out in the Data Room Disclosure List and that the documents referred to in the Data Room Disclosure List shall be treated as having been fully disclosed to it for the purposes of disclosure against the WCEH Warranties.

     9.15 The Purchaser confirms, and agrees that as at the date hereof neither the Purchaser nor any director of the Purchaser is aware of any fact, matter or circumstance which constitutes or is reasonably likely to constitute a breach of the WCEH Warranties and to the extent that the Purchaser or any such director is so aware, no claim may be made under the WCEH Warranties in respect of such facts, matter or circumstance.

     9.16 Each of the parties acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, undertaking or other assurance except those set out or referred to in this agreement. Without prejudice to the foregoing, the Purchaser acknowledges that it has not relied on any representations or warranties or other information contained in the information on the Vendor and the Company prepared by Salomon Smith Barney or in any other written or oral information supplied by or on behalf of the Vendor or WorldPort or its advisers or made or supplied in connection with the negotiations of the sale and purchase under this agreement except those set out or referred to in this Agreement.

     9.17 Each of WorldPort and the Vendor represent that:

          (a) in connection with the transactions contemplated by this Agreement, WorldPort retained Salomon Smith Barney as adviser; prior to the negotiation, execution and delivery of this Agreement, Salomon Smith Barney solicited expressions of interest from potential purchasers of the assets, each of whom Salomon Smith Barney reasonably believed would consider the possibility of making an offer to acquire such assets and had the financial capability to fund such acquisitions, and each of whom was given the opportunity to submit to WorldPort and the Vendor an offer to consummate the transactions contemplated by this Agreement; WorldPort provided such potential purchasers with detailed information with respect to such assets and permitted all such potential purchasers to have reasonable access to the Data Room in order for them to assess their willingness to submit specific proposals for the acquisition of such assets;

          (b) assuming Completion were to occur on the date of this Agreement, following consummation of the transactions contemplated by this Agreement:

             (i) it and its subsidiaries would be able to pay its debts as they come due;

             (ii) it and its subsidiaries would have adequate capital to conduct its remaining business; and

             (iii) the fair value of its assets would be greater than the total amount of its liabilities (including contingent and unliquidated liabilities);

          (c) the transactions contemplated by this agreement are not being made with the intent to hinder, delay or defraud any creditors of WorldPort, the Vendor or any of their respective subsidiaries;

          (d) the consummation of the transactions contemplated by this Agreement will not cause WorldPort or their respective subsidiaries to become insolvent or stop payment of its debts, or be subject to an involuntary bankruptcy, insolvency, reorganisation or similar proceeding; and

          (e) neither it nor its directors or shareholders, nor any of its respective subsidiaries, or any of their boards of directors or shareholders has commenced a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganisation or other similar law, nor, to the best of its knowledge, on the assumption that the transaction is completed, is any such case or proceeding contemplated.

     9.18 The limitations on liability contained in clauses 9.4 and 9.5 shall not apply to any claim made for breach of any WCEH Warranty relating to Taxation and the limitations on liability contained in clause 9.4 shall not apply to any claim under clause 8.2. This Clause 9 shall be subject to clause 10.2.

     9.19 The Parties may also agree to other warranties and/or conditions which shall have effect as if set out in this Agreement.

     10 Y2K

     10.1 The parties agree that following the date of this Agreement, one of the Purchaser's employees, agents or consultants shall work with the Vendor and WorldPort to assess the work carried out to date and the work to be carried out to make WCEH and the Subsidiary and WCL Year 2000 Compliant.

     10.2 Notwithstanding any other provision of this agreement:

          (a) if, prior to Completion, there shall occur a material disruption to the business of WCEH and/or the Subsidiary and/or WCL caused by a failure of the assets of any such business to be Year 2000 Compliant, resulting in a breach of paragraph 7.3 of Schedule 2, or paragraph 7.3 of
     Schedule 2 to the WCL Share Agreement, the Purchaser shall notify the Vendor of such occurrence as soon as is reasonably practicable and shall indicate to the Vendor whether it considers the aggregate amount of any claims it shall have pursuant to those paragraphs is over $100,000,000 (on the assumption that the limitations in clause 9.4 and clause 9.4 of the WCL Share Agreement do not apply in those circumstances);

          (b) if such a notice is delivered, Completion shall not take place until the expiry of at least 7 days, during which time the Vendor shall, if the Purchaser has indicated that it considers the amount of any such claim to exceed $100,000,000, have the right to terminate this Agreement by notice in writing to the Purchaser;

          (c) if the Purchaser has indicated that it does not consider the aggregate amount of any such claims to exceed $100,000,000 following Completion the Purchaser may not claim for any breach of paragraph 7.3 of
     Schedule 2 or of paragraph 7.3 of Schedule 2 to the WCL Share Agreement in respect of an aggregate amount exceeding $100,000,000 (on the assumption that the limitations in such Clauses 9.4 do not apply in these circumstances);

          (d) in respect of any claim for breach of paragraph 7.3 of Schedule 2 and of paragraph 7.3 of Schedule 2 to the WCL Share Agreement made prior to 31 March 2000, the maximum aggregate liability of the Vendor and WorldPort referred to in clause 9.5 shall be increased by an additional $50 million.

     11 ASSIGNMENT AND SUCCESSIONS

     Except as expressly provided above, none of the rights of the parties under this agreement or the WCEH Warranties may be assigned or transferred except that the Purchaser may assign, transfer or novate its rights to any Associate, provided that the Purchaser will guarantee the obligations of that Associate transferred to it
                                       17
under this Agreement. If that Associate shall subsequently cease to be an Associate of the Purchaser, the Purchaser will immediately procure the re-assignment of such rights back to the Purchaser.

     12 TERMINATION

     This agreement and the transactions contemplated hereby may be terminated at any time prior to the Completion Date by prompt notice given in accordance with clause 17:

          (a) by the mutual written consent of the Purchaser and the Vendor; or

          (b) by the Vendor if:

             (i) there has been a material breach by the Purchaser of any representation or warranty contained in this agreement; or

             (ii) there has been a material breach of any of the covenants or agreements set forth in this agreement on the part of the Purchaser, and which breach is not cured within 30 days after written notice of such breach is given by the Vendor to the Purchaser;

          (c) by the Purchaser if:

             (i) there has been a material breach by the Vendor or WorldPort of any representation or warranty contained in this agreement; or

             (ii) there has been a material breach of any of the covenants or agreements set forth in this agreement on the part of the Vendor or WorldPort, which breach is not cured within 30 days after written notice of such breach is given by the Purchaser to the Vendor;

          (d) by either the Purchaser or the Vendor if the Completion shall not have occurred at or before 11:59pm on the Longstop Date; provided, however, that the right to terminate this agreement under this clause 12(d) shall not be available to any party whose breach of a warranty or failure to fulfil any material obligation under this agreement has been the cause of or resulted in the failure of the Completion to occur on or prior to the aforesaid date.

     13 ANNOUNCEMENTS

     13.1 No announcement shall be made in respect of the subject matter of this agreement, except as specifically agreed between the parties, unless an announcement is required by any applicable law or is required to be made to the Stock Exchange, NASDAQ Stock Market or the Securities Exchange Commission and the party making such an announcement shall, where possible, discuss the content of the announcement with the other side.

     13.2 If this agreement ceases to have effect, the Purchaser will release and return to WCEH all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to another person information which it or its advisers have been given in respect of WCEH and which is not in the public domain.

     14 INFORMATION

     The Vendor shall procure that, prior to Completion, the Purchaser, its agents, representatives, auditors and solicitors are given promptly on request all such facilities and information regarding the business, assets, liabilities, contracts and affairs of WCEH, and of the documents of title and other evidence of ownership of its assets, as the Purchaser reasonably requires.

     15 COSTS

     All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, auditors and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability, and WCEH shall not have any liability in respect of them.

     16 TIME OF ESSENCE

     Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which, by agreement in writing between or on behalf of the Vendor and the Purchaser, are substituted for them.

     17 COMMUNICATIONS

     17.1 All communications between the parties with respect to this agreement shall:

          (a) be delivered by hand, or sent by post to the above address (in the case of a notice to the Vendor, marked for the attention of John Hanson) or

          (b) be sent by facsimile transmission to the facsimile transmission numbers stated below or as notified for the purpose of this clause.

     17.2 Communications shall be deemed to have been received as follows:

          (a) if sent by post -- 3 business days after posting;

          (b) if delivered by hand -- on the day of delivery, if delivered at least 2 hours before the close of business hours on a business day, and otherwise on the next business day;

          (c) if sent by facsimile transmission -- at the time of transmission, if received at least 2 hours before the close of business hours on a business day, and otherwise on the next business day.

     17.3 For this purpose, a "business day" means a day on which the clearing banks in the City of London are open for business and "business hours" mean between the hours of 09.00 and 18.00 inclusively local time.

     17.4 The facsimile transmission numbers referred to in clause 17.1 are:

          (a) for the Vendor -- 001-847-913-0037 (attention John Hanson)

          (b) for WorldPort -- 001-847-913-0037 (attention John Hanson)

          (c) for the Purchaser -- 020-7206-5454 (attention Chris Hibbert)

     17.5 The Vendor and WorldPort hereby appoint Rakisons of 14/18 Gresham Street, London EC2V 7JE England, marked for the personal attention of Michael Thompson as their authorised agent for the purpose of accepting service of process for all purposes in connection with this Agreement.

     18 CONFIDENTIALITY

     None of the parties shall issue any press release or publish any circular to shareholders or any other public document or make any public statement or otherwise disclose to any person who is not a party (including (without limitation) any document or statement published, issued or made by the Vendor and/or the Purchaser to any supplier to or customer of WCEH or of the Subsidiary), in each case relating to or connected with or arising out of this agreement or the matters contained in it, without obtaining the previous approval of the other party to its contents and the manner of its presentation and publication or disclosure (such approval not to be unreasonably withheld), unless required by any applicable law.

     19 INVALIDITY

     If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

     20 COUNTERPARTS

     This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

     21 PROPER LAW

     The construction, validity and performance of this agreement shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

     Executed by the parties.

                                   SCHEDULE 2

                                   WARRANTIES

     1 LAST ACCOUNTS

     1.1.1 The Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing them, are the same as those adopted in preparing the audited accounts of WCEH, and the Subsidiary in respect of accounting periods since incorporation.

     1.1.2 The Last Accounts:

          (a) give a true and fair view of the assets and liabilities of WCEH and the Subsidiary at the Last Accounts Date and its profits for the financial period ended on that date;

          (b) comply with the requirements of the laws of the Netherlands;

          (c) are not affected by extraordinary, exceptional or non-recurring items, or changes in accounting policies or bases;

          (d) fully provide or reserve for or disclose all material liabilities and capital commitments of WCEH and the Subsidiary outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities.

     1.2 VALUATION OF STOCK-IN-TRADE AND WORK IN PROGRESS

     In the Last Accounts and in the accounts of WCEH for the three preceding financial years stock in trade and work in progress have been treated in accordance with Dutch GAAP.

     1.3 DEPRECIATION OF FIXED ASSETS

     In the Last Accounts and in the accounts of WCEH for the three preceding financial years, fixed assets have been depreciated in accordance with Dutch GAAP.

     1.4 DEFERRED TAXATION

     Where provision for deferred taxation is not made in the Last Accounts, details of the amounts of deferred taxation are disclosed in the WCEH Disclosure Letter.

     1.5 ACCOUNTING REFERENCE DATE

     The accounting reference date of WCEH is 31 December.

     1.6 BOOKS AND RECORDS

     All the accounts, books, ledgers, financial and other records, of WCEH and the Subsidiary:

          (a) are in its possession; and

          (b) do not contain material inaccuracies.

          (c) have been maintained in accordance with all applicable laws and are in the possession or control of the Vendor.

     1.7 MANAGEMENT ACCOUNTS

     In relation to the Management Accounts:

          (a) the assets and liabilities of WCEH and the Subsidiary at the Management Accounts Date and their results for the nine month period ended on that date have not been materially mis-stated and the Vendor does not consider such accounts to be misleading;

          (b) the Management Accounts were prepared on a consistent basis to the bases and policies of accounting adopted in preparing the Last Accounts.

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          (c) such accounts contains details of:

             (i) profits, losses and liabilities;

             (ii) provisions; and

             (iii) share capital and reserves,

          of WCEH and the Subsidiary.

     1.8 ASSUMED DEBT

     The Assumed Debt amounts referred to in Schedule 9 are correct as the Management Accounts Date.

     1.9 Since the Last Accounts Date there has been no material adverse change in the financial or trading position of WCEH.

     2 CORPORATE MATTERS

     2.1 DIRECTORS AND SHADOW DIRECTORS

     2.1.1 The only directors of WCEH are the persons whose names are listed in relation to WCEH in Schedule 1.

     2.1.2 No person is a shadow director of WCEH.

     2.2 SUBSIDIARY, ASSOCIATIONS AND BRANCHES

     2.2.1 WCEH is not the holder or owner nor has it any interest or agreed to acquire share or loan capital of a company (whether incorporated in the Netherlands or elsewhere) which is not the Subsidiary listed in Schedule 1.

     2.2.2 WCEH has no branch, agency or place of business, or a permanent establishment outside the Netherlands.

     2.3 OPTIONS OVER WCEH'S CAPITAL

     Except as required by this agreement, there are no agreements or arrangements in force which provide for the issue, allotment or transfer of, or grant to any person the right to call for the issue, allotment or transfer of, share or loan capital of WCEH held by the Vendor.

     2.4 THE SHARES

     2.4.1 None of the Shares was issued at a discount.

     2.4.2 No share or loan capital has been issued or allotted, or agreed to be issued or allotted, by WCEH since the Last Accounts Date.

     2.4.3 The Shares constitute 85% of the issued and allotted share capital of WCEH and the Subsidiary is a 100% subsidiary of WCEH.

     2.4.4 The Vendor will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of a third party.

     2.4.5 Save as set out in the WCEH Disclosure Letter, there is no pledge, lien or other encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any such encumbrance.

     2.4.6 WCEH was properly incorporated under the laws of the jurisdiction under which it was incorporated and is organised in accordance with its constitutional documents.

     3 TAXATION

     3.1 WCEH has duly made all relevant returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with any taxation authority in The Netherlands concerning any matter likely to affect in any way the liability (whether accrued, contingent

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or future) of it to Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of the Taxation statutes.

     3.2 WCEH has duly paid or fully provided for all Taxation for which it is liable and so far as the Vendor is aware there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

     3.3 No liability of WCEH to Taxation has arisen or so far as the Vendor is aware will arise up to Completion save for corporation tax payable in respect of normal trading profits earned by it or other tax and insurance contributions for which it is accountable to any taxation authority in The Netherlands or other relevant authority and which has where appropriate been deducted or charged and where due paid to the Inland Revenue or such other relevant authority.

     3.4 WCEH has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purposes of WCEH or (so far as the Directors are aware) any other person avoiding Taxation.

     3.5 All payroll Taxation deduction systems have been properly operated and the required records have been kept by WCEH.

     3.6 WCEH has duly accounted for value added tax, and properly maintained all relevant records in relation to value added tax.

     3.7 So far as the Vendor is aware WCEH is not liable to be assessed or to have any Taxation collected from it nor is it accountable for any Taxation in respect of any transactions, events, profits, income of gains or deemed profits, income or gains of any third party.

     3.8 So far as the Vendor is aware WCEH has not carried out or been engaged in any transaction or arrangement such that there may be substituted for the actual consideration given or received by WCEH any different consideration for any Taxation purpose.

     3.9 No Taxation arose in respect of the grant or waiver of the subordinated loan by WCEH to the Subsidiary.

     3.10 So far as the Vendor is aware all capital duty arising in respect of share capital and share premium contributions and any informal equity contributions have been paid in full and on a timely basis.

     3.11 The Dutch tax authorities have issued nil tax assessments for the Subsidiary in respect of the years ended 31 December 1996 and 31 December 1997 which contain confirmation that tax losses arose in those years of NLG 39,007,519 and NLG 57,840,500, respectively and have not subsequently indicated to the Subsidiary in writing that such confirmations no longer represent the view of the tax authorities at the date of this Agreement.

     4 FINANCE

     4.1 CAPITAL COMMITMENTS

     There were no commitments on capital account outstanding at the Last Accounts Date and, since the Last Accounts Date, WCEH has not made or agreed to make any capital expenditure, or incurred or agreed to incur capital commitments or disposed of or realised capital assets or an interest in capital assets.

     4.2 DIVIDENDS AND DISTRIBUTIONS

     Since the Last Accounts Date no dividend or other distribution has been, or is treated as having been, declared, made or paid by WCEH.

     4.3 BANK AND OTHER BORROWINGS

     Details of all limits on WCEH's bank overdraft facilities are set out in the WCEH Disclosure Letter.

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     4.4 BANK ACCOUNTS

     4.4.1 Statements of the bank accounts of WCEH, and of the credit or debit balances as at a date not more than seven days before the date of this agreement, have been supplied to the Purchaser.

     4.4.2 Since the date of each statement, there have been no payments out of the account to which the statement relates, except for payments in the ordinary course of business; and the balances on current accounts are not substantially different from the balances shown in the statements.

     4.5 CREDITORS

     There is no amount owing by WCEH to a creditor other than in the ordinary course of business which has been due for more than 3 months.

     5 TRADING

     5.1 CHANGES SINCE LAST ACCOUNTS DATE

     Since the Last Accounts Date:

          (a) the business of WCEH has been continued in the normal course;

          (b) WCEH has paid its creditors in accordance with their respective credit terms.

     5.2 VENDOR'S OTHER INTERESTS AND LIABILITIES TO WCEH

     There is no outstanding indebtedness of the Vendor to WCEH.

     5.3 EFFECT OF SALE OF SHARES

     5.3.1 The Vendor has no knowledge, information or belief that after Completion (whether by reason of an existing agreement or arrangement or otherwise):

          (a) a major supplier of WCEH will cease supplying it; or

          (b) a major customer of WCEH will cease to deal with it.

     5.3.2 So far as the Vendor is aware compliance with the terms of this agreement does not:

          (a) conflict with, or result in the breach of, or constitute a default under an agreement or arrangement to which WCEH is a party where such agreement or arrangement has an annual value to WCEH of $250,000 or more;

          (b) result in the creation, imposition, crystallisation or enforcement of an encumbrance on assets of WCEH;

          (c) result in present or future indebtedness of WCEH becoming due and payable, or capable of being declared due and payable, prior to its stated maturity.

     5.4 JOINT VENTURES AND PARTNERSHIP

     5.4.1 WCEH is not and has not agreed to become, a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

     5.4.2 WCEH is not and has not agreed to become, a party to an agreement or arrangement for sharing commissions.

     5.5 LITIGATION, DISPUTES AND WINDING UP

     5.5.1 WCEH and the Subsidiary are not engaged in litigation or arbitration proceedings, as claimant or defendant and there are no proceedings pending or threatened, either by or against WCEH.

     5.5.2 So far as the Vendor is aware there is no dispute with a revenue or other official department in the Netherlands in relation to the affairs of WCEH.

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     5.5.3 So far as the Vendor is aware there are no claims pending or threatened against WCEH, by an employee or third party in respect of an accident or injury, which are not covered by insurance.

     5.5.4 So far as the Vendor is aware no order has been made, or petition presented, or resolution passed for the winding up of WCEH; no distress, execution or other process has been levied in respect of WCEH which remains undischarged; and so far as the Vendor is aware there is no unfulfilled or unsatisfied judgment or court order outstanding against WCEH.

     5.6 BUSINESS NAMES

     WCEH does not use a name for any purpose other than its full corporate name.

     5.7 POWER OF ATTORNEY AND AUTHORITY

     5.7.1 No power of attorney given by WCEH is in force.

     5.7.2 No express authorities by which another person may enter into a contract or commitment to do anything on behalf of WCEH are outstanding.

     5.8 LICENCES AND CONSENTS

     WCEH has obtained all necessary licences and consents for the proper carrying on of its business and all material licences and consents are valid and subsisting and so far as the Vendor is aware WCEH is not in breach of any of such licences or consents.

     5.9 SUBSISTING CONTRACTS

     5.9.1 The WCEH Disclosure Letter contains particulars of all existing material contracts (being those contracts having a value to WCEH of more than $250,000 annually), to which WCEH is a party.

     5.9.2 WCEH is not a party to a contract, transaction or arrangement (where such an arrangement has a value to WCEH of more than $250,000 annually) which:

          (a) of an unusual or abnormal nature, or is outside the ordinary and proper course of business;

          (b) is for a fixed term of more than twelve months;

          (c) cannot be terminated by it, in accordance with its terms, on three months' notice or less;

          (d) involves, or is likely to involve, the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of its turnover for the preceding financial year.

     5.10 DEFAULT UNDER AGREEMENTS

     WCEH is not:

          (a) in default under a material agreement or arrangement to which it is a party, or in respect of another material obligation or restriction by which it is bound;

          (b) liable in respect of an express warranty.

     5.11 PURCHASES AND SALES FROM OR TO ONE PARTY

     Except as set forth in the Disclosure Letter not more than 10 per cent of the aggregate amount of all the purchases, and not more than 10 per cent of the aggregate amount of all the sales, of WCEH is obtained, or made, from or to the same supplier or customer, (including a person connected with the supplier or customer).

     6 EMPLOYMENT

     6.1 EMPLOYEES AND TERMS OF EMPLOYMENT

     6.1.1 Particulars of the identities, dates of commencement of employment and terms of employment of all the employees and officers of WCEH, including profit sharing, commission or discretionary bonus arrangements, are contained in the WCEH Disclosure Letter.
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     6.1.2 There are no agreements or arrangements between WCEH and a trade union or other body representing employees.

     6.2 BONUS SCHEMES

     There are no schemes in operation entitling an employee of WCEH to a commission or remuneration calculated by reference to the whole or part of the turnover, profits or sales of WCEH.

     6.3 CHANGES IN REMUNERATION

     During the period to which the Last Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of the period) since the commencing date of the employment or holding of office:

     6.3.1.1 no change has been made in the rate of remuneration, emoluments or pension benefits, of an officer, ex-officer or senior executive of WCEH (a senior executive being a person in receipt of remuneration in excess of $125,000 per annum); and

     6.3.1.2 no material change has been made in any other terms of employment of an officer or senior executive.

     6.4 TERMINATION OF CONTRACTS OF EMPLOYMENT

     6.4.1 All contracts of employment to which WCEH is a party are terminable at any time on three months' notice or less without additional compensation (other than compensation in accordance with the Dutch civil code).

     6.4.2 No executive of WCEH, who is in receipt of remuneration in excess of $125,000 per annum, and no officer of WCEH has given or received notice terminating his employment, except as expressly contemplated in this agreement, or will be entitled to give notice as a result of this agreement.

     7 ASSETS

     7.1 OWNERSHIP OF ASSETS

     Except for assets subject to hire purchase or lease arrangements, all assets were owned by WCEH at the Last Accounts Date, and WCEH had good title to all the assets included in the Last Accounts and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good title to them and to all assets acquired since the Last Accounts Date and so far as the Vendor is aware none of the assets are subject to or affected by any option, right to acquire, mortgage, charge, pledge, lien or agreement for payment on deferred terms, judgment or other security on Encumbrance whatsoever.

     7.2 INSURANCE/Y2K

     7.2.1 All the material assets and undertakings of WCEH of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

     7.2.2 So far as the Vendor is aware WCEH is, and has for the last three years been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same kind of business.

     7.2.3 So far as the Vendor is aware all insurance is in full force, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable.

     7.3 All major critical equipment of or used by, and all services provided by, WCEH are Year 2000 Compliant.

     7.4 So far as the Vendor is aware all material assets of WCEH will be operating functionally immediately before Completion.

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     8 PROPERTY

     8.1 LEASEHOLD PROPERTIES

     8.1.1 WCEH has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any material leases (which expressions in this clause 8 includes underleases) under which the Properties are held, and the last demand for rent (or receipt, if issued) was unqualified, and all such leases are valid and in full force.

     8.1.2 The licences, consents and approvals required from the landlords and any superior landlords under the leases of the Properties have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed.

     8.1.3 There are no rent reviews in progress under the leases of the Properties held by WCEH, except for the annual rent increase, pursuant to indexations, as inserted in the respective lease agreement and/or the general conditions applicable thereto.

     8.1.4 No obligation necessary to comply with a notice given by or other requirement of the landlord under a lease of any of the Properties is outstanding or unperformed.

     8.1.5 There is no obligation to reinstate any of the Properties by removing or dismantling an alteration made to it by WCEH or a predecessor in title.

     8.1.6 WCEH does not have any interest in real estate save as stated in
Schedule 3.

     8.1.7 So far as the Vendor is aware the present use of the Properties does not conflict with any material contractual obligations and so far as the Vendor is aware no material building or alteration work has been carried out without the required licences.

     8.1.8 So far as the Vendor is aware no municipal, provincial or governmental or other authority has given any written instruction to WCEH in connection with pollution of soil (including sub-soil and water therein) which is currently owned or used by WCEH.

     8.1.9 So far as the Vendor is aware WCEH currently holds, and is substantially in compliance with all conditions of all, permits necessary to operate its business.

     9 PENSIONS

     9.1 Schedule 7 contains a true and complete overview of:

     9.1.1 all pension and early retirement scheme undertakings of WCEH; and

     9.1.2 the obligations of WCEH to pay premiums with respect to pensions and early retirement schemes for employees and former employees of WCEH.

     9.2 All premiums that have become payable in connection with the obligations referred to in sub-clause 9.1.2 have been fully paid at Completion.

     9.3 No obligations exist, including past service commitments in excess of amounts anticipated in the Last Accounts.

     9.4 All pension commitments made by WCEH are in accordance with the Pension and Savings Act, and WCEH is not deemed to have made any such commitments which are not in accordance with such provisions. All pension commitments made by WCEH, including back service obligations, have been fully funded.

     10 INTELLECTUAL PROPERTY RIGHTS

     10.1 So far as the Vendor is aware all the material Intellectual Property Rights used or required by WCEH for its business and the running of their networks are valid, enforceable, in full force and effect, registered (so far as is capable of registration) in the sole name of WCEH, not subject to renewal or re-registration within two years of the date hereof, are each in the sole and exclusive legal and beneficial ownership of WCEH without the requirement for any licence, consent or permission from or payment to any

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

person, are each individually transferable by WCEH free from any Encumbrance of any kind and there are no defects in WCEH's title to any of them.

     10.2 So far as the Vendor is aware WCEH has not granted any licences or assignments under or in respect of any Intellectual Property Rights or disclosed or provided to any person (other than employee under enforceable obligations of confidence) any confidential or secret material in which any Intellectual Property Right exists, including without limitation, know-how, trade secrets, technical assistance, confidential information or lists of customers or suppliers and is not obliged so to grant or disclose any of the same.

     10.3 So far as the Vendor is aware WCEH is entitled to carry on its business in the ordinary and usual course as at present carried on and does not thereby infringe any Intellectual Property Rights of any third party nor is it liable to pay any commission, royalty or like fee or obtain any consent or licence.

     10.4 So far as the Vendor is aware all fees for the grant or renewal of the Intellectual Property Rights owned or used by WCEH have been paid promptly and no circumstances exist which might lead to the cancellation, forfeiture or modification of any Intellectual Property Rights owned or used by WCEH or to the termination of or any claim for damages under any licence of Intellectual Property Rights to WCEH.

     11 SPECIFIC INFORMATION

     To the best of the knowledge of the Vendor and WorldPort none of the information in the documents listed in the Data Room Documents List and in the Schedule of Disclosed Documents (as defined in the WCEH Disclosure Letter) is inaccurate or misleading in any material respect.

                                          WORLDPORT COMMUNICATIONS INC.
                                          acting by:

                                          /s/ Carl Grivner
                                          --------------------------------------
                                          Carl Grivner

                                          WORLDPORT INTERNATIONAL INC.
                                          acting by:

                                          /s/ Carl Grivner
                                          --------------------------------------
                                          Carl Grivner

                                          ENERGIS PLC
                                          acting by:

                                          /s/ Francis Michael Wilkinson
                                          --------------------------------------
                                          Francis Michael Wilkinson

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